                                     TRAILS

                               100 TRAILS CIRCLE

                              NASHVILLE, TENNESSEE

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                                AS OF MAY 5, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                     (AIMCO)

                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN

                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                             JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: TRAILS
    100 TRAILS CIRCLE
    NASHVILLE, DAVIDSON COUNTY, TENNESSEE

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 248 units with a total of 198,560 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 19.16 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
TRAILS, NASHVILLE, TENNESSEE

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 5, 2003 is:

                                                   ($9,400,000)

                                   Respectfully submitted,
                                   AMERICAN APPRAISAL ASSOCIATES, INC.

                                   /s/ Frank Fehribach
July 2, 2003                       Frank Fehribach, MAI
#053272                            Managing Principal, Real Estate Group
                                   Tennessee Temporary Practice Permit #00053573

Report By:
Daniel Salcedo
Tennessee Temporary Practice Permit #00053558

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
TRAILS, NASHVILLE, TENNESSEE

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary........................................................      4
Introduction.............................................................      9
Area Analysis............................................................     11
Market Analysis..........................................................     14
Site Analysis............................................................     16
Improvement Analysis.....................................................     16
Highest and Best Use.....................................................     17

                                   VALUATION

Valuation Procedure......................................................     18
Sales Comparison Approach................................................     20
Income Capitalization Approach...........................................     26
Reconciliation and Conclusion............................................     37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
TRAILS, NASHVILLE, TENNESSEE

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Trails
LOCATION:                       100 Trails Circle
                                Nashville, Tennessee

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  May 5, 2003
DATE OF REPORT:                 July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                         19.16 acres, or 834,610 square feet
  Assessor Parcel No.:          109-000-196
  Floodplain:                   Community Panel No. 47037C0308F (April 20, 2001)
                                Flood Zone X, an area outside the floodplain.
  Zoning:                       RM-15 (Medium to High Density Apartment
                                District)

BUILDING:
  No. of Units:                 248 Units
  Total NRA:                    198,560 Square Feet
  Average Unit Size:            801 Square Feet
  Apartment Density:            12.9 units per acre
  Year Built:                   1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                 Market Rent
                  Square    -------------------      Monthly          Annual
Unit Type          Feet     Per Unit     Per SF      Income           Income
---------          ----     --------     ------      ------           ------
1Br/1Ba-1A10        521      $500        $0.96      $ 12,000        $  144,000
1Br/1Ba-1B10        631      $530        $0.84      $ 33,920        $  407,040
1Br/1Ba-1C10        767      $545        $0.71      $ 17,440        $  209,280
1Br/1Ba-1D10        806      $580        $0.72      $ 18,560        $  222,720
2Br/1Ba-2A10        933      $640        $0.69      $ 25,600        $  307,200
2Br/2Ba-2B20      1,036      $665        $0.64      $ 37,240        $  446,880
------------      -----      ----        -----      --------        ----------
                                         Total      $144,760        $1,737,120
                                         =====      ========        ==========

OCCUPANCY:          95%
ECONOMIC LIFE:      45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
TRAILS, NASHVILLE, TENNESSEE

EFFECTIVE AGE:                                     25 Years
REMAINING ECONOMIC LIFE:                           20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

   [PICTURE]                                         [PICTURE]
UNIT TYPE FACADE                                     UNIT TYPE

                                    AREA MAP
                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
TRAILS, NASHVILLE, TENNESSEE

                                NEIGHBORHOOD MAP
                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                    Hold for future multi-family development
  As Improved:                  Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
TRAILS, NASHVILLE, TENNESSEE

PART TWO - ECONOMIC INDICATORS

                                              Amount           $/Unit
                                              ------           ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                    $1,737,120          $ 7,005
Effective Gross Income                     $1,759,362          $ 7,094
Operating Expenses                         $  822,048          $ 3,315         46.7% of EGI
Net Operating Income:                      $  875,314          $ 3,529

Capitalization Rate                              9.50%
DIRECT CAPITALIZATION VALUE                $9,200,000 *        $37,097 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                              10 years
2002 Economic Vacancy                               6%
Stabilized Vacancy & Collection Loss:               7%
Lease-up / Stabilization Period                N/A
Terminal Capitalization Rate                    10.50%
Discount Rate                                   12.00%
Selling Costs                                    2.00%
Growth Rates:
  Income                                         3.00%
  Expenses:                                      3.00%
DISCOUNTED CASH FLOW VALUE                 $9,400,000 *        $37,903 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $9,400,000          $37,903 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)       $17,808 to $82,471
  Range of Sales $/Unit (Adjusted)         $36,507 to $41,236
VALUE INDICATION - PRICE PER UNIT          $9,500,000 *        $38,306 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales        4.64 to 6.66
  Selected EGIM for Subject                         5.40
  Subject's Projected EGI                  $   1,759,362
EGIM ANALYSIS CONCLUSION                   $   9,500,000 *     $38,306 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $   9,400,000 *     $37,903 / UNIT

RECONCILED SALES COMPARISON VALUE          $   9,500,000       $38,306 / UNIT

--------------

 * Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
TRAILS, NASHVILLE, TENNESSEE

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                           $9,500,000
  NOI Per Unit                             $9,400,000
  EGIM Multiplier                          $9,500,000
INDICATED VALUE BY SALES COMPARISON        $9,500,000        $38,306 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:            $9,200,000
  Discounted Cash Flow Method:             $9,400,000
INDICATED VALUE BY THE INCOME APPROACH     $9,400,000        $37,903 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $9,400,000        $37,903 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
TRAILS, NASHVILLE, TENNESSEE

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 100 Trails Circle, Nashville, Davidson County, Tennessee. Nashville identifies it as 109-000-196.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Daniel Salcedo on May 5, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Daniel Salcedo performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Both, Frank Fehribach, MAI and Daniel Salcedo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 5, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
TRAILS, NASHVILLE, TENNESSEE

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:             6 to 12 months

  EXPOSURE PERIOD:              6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in DDRE II . To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
TRAILS, NASHVILLE, TENNESSEE

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Nashville, Tennessee. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  -J. Perry Priest Lake
West  -I-40
South -Elm Hill Pike
North -I-40

MAJOR EMPLOYERS

Major employers in the subject's area include ComPlus, Concetra, Saturn Corporation, Gaylord Entertainment, Nissan Motor Manufacturing Corporation, Kroger Company, Reemay, Inc., United Parcel Service, First American National Bank, and Bridgestone/Firestone. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
TRAILS, NASHVILLE, TENNESSEE

                           NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                               ----------------------------------------
CATEGORY                       1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS      MSA
---------------------------    ------------  ------------  ------------      ---
POPULATION TRENDS
Current Population                  5,992        30,839        87,513     1,275,686
5-Year Population                   6,495        33,717        93,450     1,391,452
% Change CY-5Y                        8.4%          9.3%          6.8%          9.1%
Annual Change CY-5Y                   1.7%          1.9%          1.4%          1.8%

HOUSEHOLDS
Current Households                  2,827        14,048        37,586       499,284
5-Year Projected Households         3,126        15,677        40,792       550,820
% Change CY - 5Y                     10.6%         11.6%          8.5%         10.3%
Annual Change CY-5Y                   2.1%          2.3%          1.7%          2.1%

INCOME TRENDS
Median Household Income          $ 41,704    $   43,385      $ 43,321    $   45,328
Per Capita Income                $ 23,069    $   24,234      $ 22,449    $   23,901
Average Household Income         $ 51,150    $   53,259      $ 52,707    $   61,067

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                              ----------------------------------------
CATEGORY                      1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS     MSA
--------------------------    ------------  ------------  ------------     ---
HOUSING TRENDS
% of Households Renting          37.92%        44.16%        40.71%       31.23%
5-Year Projected % Renting       35.05%        43.30%        39.90%       30.53%

% of Households Owning           54.44%        48.17%        51.11%       61.72%
5-Year Projected % Owning        57.48%        49.47%        52.34%       62.91%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
TRAILS, NASHVILLE, TENNESSEE

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Residential
South  - Vacant Land
East   - Vacant Land
West   - Vacant Land

CONCLUSIONS

The subject is well located within the city of Nashville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
TRAILS, NASHVILLE, TENNESSEE

                                 MARKET ANALYSIS

The subject property is located in the city of Nashville in Davidson County. The overall pace of development in the subject's market is more or less decreasing. Based on our site inspection of the market area, there was no evidence of additional development for multifamily use. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period                                Region                           Submarket
------                                ------                           ---------
1997                                   5.5%                               5.0%
1998                                   6.7%                               6.0%
1999                                   5.9%                               7.0%
2000                                   5.9%                               7.9%
2001                                   8.3%                               8.6%
2002                                   8.0%                               8.0%

Source: Greater Nashville Apartment Association

Occupancy trends in the subject's market are a stable. Historically speaking, the subject's submarket has equated the overall market. Occupancy in the subject's market area is expected to be around 94.0% in average. Any expected changes are caused by the short time fluctuations derived from the current economic situation affecting the local, regional and national markets.

Market rents in the subject's market have been following increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period          Region             % Change        Submarket          % Change
------          ------             --------        ---------          --------
 1996            $583                  -             $735                  -
 1997            $604                3.6%            $760                3.4%
 1998            $634                5.0%            $769                1.2%
 1999            $647                2.1%            $784                2.0%
 2000            $667                3.1%            $796                1.5%
 2001            $677                1.5%            $814                2.3%
 2002            $685                1.2%            $820                0.7%

Source: Greater Nashville Apartment Association

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
TRAILS, NASHVILLE, TENNESSEE

                             COMPETITIVE PROPERTIES

  No.       Property Name       Units     Ocpy.  Year Built        Proximity to subject
  ---       -------------       -----     -----  ----------        --------------------
  R-1     Polo Park              386       98%      1987     Approx. 3 miles north of subject
  R-2     Spinnaker Cove         278       93%      1986     Approx.1.8 miles northeast of subject
  R-3     Oakwell Farms          414       96%      1987     Approx. 1.4 miles north of subject
  R-4     The Lakes              256       91%      1985     Approx. 0.3 miles south of subject
  R-5     Park at Hermitage      440       94%      1986     Approx. 2 miles northeast of subject
Subject   Trails                 248       95%      1972

Rental rates are expected to stabilize.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
TRAILS, NASHVILLE, TENNESSEE

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                     19.16 acres, or 834,610 square feet
Shape                         Irregular
Topography                    Moderate slope
Utilities                     All necessary utilities are available to the
                              site.
Soil Conditions               Stable
Easements Affecting Site      None other than typical utility easements
Overall Site Appeal           Average
Flood Zone:
   Community Panel            47037C0308F, dated April 20,2001
   Flood Zone                 Zone X
Zoning                        RM-15, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                       ASSESSED VALUE - 2002
                                -----------------------------------   TAX RATE /   PROPERTY
PARCEL NUMBER                     LAND       BUILDING       TOTAL     MILL RATE     TAXES
-------------                     ----       --------       -----     ---------     -----
109-000-196                     $396,800    $3,031,800   $3,428,600   0.03840      $131,658

IMPROVEMENT ANALYSIS

Year Built                      1972
Number of Units                 248
Net Rentable Area               198,560 Square Feet
Construction:
  Foundation                    Reinforced concrete slab
  Frame                         Heavy or light wood
  Exterior Walls                Brick or masonry
  Roof                          Composition shingle over a wood truss structure
Project Amenities               Amenities at the subject include a swimming
                                pool, sand volleyball, tennis court, gym room, barbeque equipment, meeting hall, laundry room, business office, and parking area.

Unit Amenities                  Individual unit amenities include a balcony,
                                fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, and

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
TRAILS, NASHVILLE, TENNESSEE

                                oven.

Unit Mix:

                                                      Unit Area
  Unit Type               Number of Units             (Sq. Ft.)
  ---------               ---------------             ---------
1Br/1Ba-1A10                    24                        521
1Br/1Ba-1B10                    64                        631
1Br/1Ba-1C10                    32                        767
1Br/1Ba-1D10                    32                        806
2Br/1Ba-2A10                    40                        933
2Br/2Ba-2B20                    56                      1,036

Overall Condition               Average
Effective Age                   25 years
Economic Life                   45 years
Remaining Economic Life         20 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 248-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
TRAILS, NASHVILLE, TENNESSEE

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
TRAILS, NASHVILLE, TENNESSEE

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
TRAILS, NASHVILLE, TENNESSEE

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
TRAILS, NASHVILLE, TENNESSEE

SUMMARY OF COMPARABLE SALES -IMPROVED

      DESCRIPTION              SUBJECT               COMPARABLE                      COMPARABLE                  COMPARABLE
                                                        I - 1                           I - 2                      I - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name              Trails                Alta Lake                      Colonnade                  Hermitage  Gardens

LOCATION:
  Address                    100 Trails            3960 Bell Road                 4100 Central Pike          4701 Old
                             Circle                                                                          Hickory Blvd

  City, State                Nashville,            Hermitage, TN                  Nashville, TN              Nashville, TN
                             Tennessee
  County                     Davidson              Davidson                       Davidson                   Davidson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)     198,560               360,144                        259,776                    66,868
  Year Built                 1972                  2001                           1998                       1962
  Number of Units            248                   348                            288                        73
  Unit Mix:                       Type      Total   Type                Total      Type            Total       Type            Total

                             1Br/1Ba - 1A10  24    1Br/1Ba               189      1Br/1Ba           108      1Br/1Ba             25
                             1Br/1Ba - 1B10  64    2Br/2Ba               129      2Br/2Ba           156      2Br/1Ba             48
                             1Br/1Ba - 1C10  32    3Br/2Ba                48      3Br/2Ba            24
                             1Br/1Ba - 1D10  32
                             2Br/1Ba - 2A10  40
                             2Br/2Ba - 2B20  56
  Average Unit Size (SF)     801                   1.035                          902                        916
  Land Area (Acre)           19.1600               31.1500                        13.4800                    3.0300
  Density (Units/Acre)       12.9                  11.2                           21.4                       24.1
  Parking Ratio (Spaces/
    Unit)                    2.50                  2.50                           2.20                       2.00
  Parking Type (Gr., Cov.,
    etc.)                    Open                  Open, Caroport/garage          Open, Carport/garage       Open
CONDITION:                   Good                  Good                           Good                       Fair
APPEAL:                      Good                  Good                           Good                       Fair
AMENITIES:
  Pool/Spa                   Yes/No                Yes/No                         Yes/No                     Yes/No
  Gym Room                   Yes                   Yes                            Yes                        No
  Laundry Room               Yes                   Yes                            No                         Yes
  Secured Parking            No                    Yes                            Yes                        No
  Sport Courts               Yes                   Yes                            No                         No
  Washer/Dryer Connection    Yes                   Yes                            Yes                        Yes
  Storage                    No                    Yes                            Yes                        No
  Other
OCCUPANCY:                   95%                   94%                            95%                        90%
TRANSACTION DATA:
  Sale Date                                        April, 2002                    January, 1999              October, 2001
  Sale Price ($)                                   $28,700,000                    $17,420,000                $1,300,000
  Grantor                                          Wood Partners                  Nashville 2 Central        N/A
                                                                                  pike Apts LP
  Grantee                                          USB Realty Investors           United Dominion            Hermitage Garden
                                                                                  Realty Trust               Apartments LP
  Sale Documentation                               Deed-20020611-0071164          Deed-00011288-0000152      Deed-20011029-0117743
  Verification                                     Blair Carroll                  Brian Houchin              Bruce Graustein
  Telephone Number                                 615.874.2400                   615.391.2232               615.883.6861
ESTIMATED PRO-FORMA:                                Total $     $/Unit    $/SF      Total $   $/Unit  $/SF    Total $  $/Unit  $/SF
------------------------------------------------------------------------------------------------------------------------------------
  Potential Gross Income                            $5,214,312  $14,984  $14.48   $2,753,760  $9,562  $10.60 $311,111  $4,262  $4.65
  Vacancy/Credit Loss                               $  365,002  $ 1,049  $ 1.01   $  137,688  $  478  $ 0.53 $ 31,111  $  426  $0.47
                                                    --------------------------------------------------------------------------------
  Effective Gross Income                            $4,849,310  $13,935  $13.46   $2,616,072  $9,084  $10.09 $280,000  $3,836  $4.19
  Operating Expenses                                $2,128,210  $ 6,116  $ 5.91   $1,067,200  $3,706  $ 4.11 $152,650  $2,091  $2.28
                                                    --------------------------------------------------------------------------------
  Net Operating Income                              $2,721,100  $ 7,819  $ 7.56   $1,548,872  $5,378  $ 5.96 $127,350  $1,745  $1.90
------------------------------------------------------------------------------------------------------------------------------------
NOTES:                                              Overall superior to subject   Overall superior to        Overall inferior to
                                                                                  subject                    subject
------------------------------------------------------------------------------------------------------------------------------------
  PRICE PER UNIT                                             $82,471                       $60,486                 $17,808
  PRICE PER SQUARE FOOT                                      $ 79.69                       $ 67.06                 $ 19.44
  EXPENSE RATIO                                                 43.9%                         40.8%                   54.5%
  EGIM                                                          5.92                          6.66                    4.64
  OVERALL CAP RATE                                              9.48%                         8.89%                   9.80%
  Cap Rate based on Pro Forma or Actual Income?      PRO FORMA                        PRO FORMA                  PRO FORMA

      DESCRIPTION                  COMPARABLE                     COMPARABLE
                                      I - 4                          I - 5
-------------------------------------------------------------------------------------
  Property Name                Berkley Ridge              Waterford landing Hermitage
                                (Summittree)
LOCATION:
  Address                      308 Plus Park Blvd         5901 Old Hickory Blvd
  City, State                  Nashville, TN              Hermitage, TN
  County                       Davidson                   Davidson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)       227,408                    200,008
  Year Built                   1972                       1998
  Number of Units              244                        184
  Unit Mix:                     Type            Total       Type            Total
-------------------------------------------------------------------------------------
                               1Br/1Ba            90      1Br/1Ba            76
                               2Br/2Ba           130      2Br/2Ba            82
                               3Br/2Ba            24      3Br/2Ba            26
  Average Unit Size (SF)       932                        1,087
  Land Area (Acre)             18.1100                    14.9600
  Density (Units/Acre)         13.5                       12.3
  Parking Ratio (Spaces/
    Unit)                      2.80                       2.00
  Parking Type (Gr., Cov.,
  etc.)                        Open                       Open, Caroport/garage
CONDITION:                     Average                    Average
APPEAL:                        Average                    Average
AMENITIES:
  Pool/Spa                     Yes/No                     Yes/No
  Gym Room                     No                         No
  Laundry Room                 Yes                        Yes
  Secured Parking              No                         Yes
  Sport Courts                 No                         No
  Washer/Dryer Connection      No                         Yes
  Storage                      No                         Yes
  Other
OCCUPANCY:                     90%                        94%
TRANSACTION DATA:
  Sale Date                    June, 2001                 June, 2002
  Sale Price ($)               $6,550,000                 $10,200,000
  Grantor                      N/A                        N/A
  Grantee                      RCP Summitree LLC          Waterford landing-Hermitage
  Sale Documentation           Deed-20010619-0064950      Deed-20020626-0077077
  Verification                 Ellen Pakrer               Tabbetha Muller
  Telephone Number             615.360.6004               615.884.9948
ESTIMATED PRO-FORMA:             Total $   $/Unit  $/SF    Total $   $/Unit     $/SF
-------------------------------------------------------------------------------------
  Potential Gross Income       $1,384,205  $5,673  $6.09  $1,941,769 $10,553   $9.71
  Vacancy/Credit Loss          $  138,421  $  567  $0.61  $  116,506 $   633   $0.58
                               ------------------------------------------------------
  Effective Gross Income       $1,245,784  $5,106  $5.48  $1,825,263 $ 9,920   $9.13
  Operating Expenses           $  671,434  $2,752  $2.95  $  830,863 $ 4,516   $4.15
                               ------------------------------------------------------
  Net Operating Income         $  574,350  $2,354  $2.53  $  994,400 $ 5,404   $4.97
-------------------------------------------------------------------------------------
NOTES:                         Overall slightly inferior  Overall comparable to subject
                               to subject
-------------------------------------------------------------------------------------
  Price Per Unit                       $26,844                   $55,435
  Price Per Square Foot                $ 28.80                   $ 51.00
  Expense Ratio                           53.9%                     45.5%
  EGIM                                    5.26                      5.59
  Overall Cap Rate                        8.77%                     9.75%
  Cap Rate based on Pro             PRO FORMA                  PRO FORMA
    Forma Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
TRAILS, NASHVILLE, TENNESSEE

                              [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $17,808 to $82,471 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $36,507 to $41,236 per unit with a mean or average adjusted price of $38,564 per unit. The median adjusted price is $38,804 per unit. Based on the following analysis, we have concluded to a value of $38,500 per unit, which results in an "as is" value of $9,500,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
TRAILS, NASHVILLE, TENNESSEE

SALES ADJUSTMENT GRID

       DESCRIPTION                   SUBJECT          COMPARABLE            COMPARABLE
                                                         I - 1                I - 2
---------------------------------------------------------------------------------------------
  Property Name                  Trails             Alta Lake             Colonnade

  Address                        100 Trails Circle  3960 Bell Road        4100 Central Pike

  City                           Nashville,         Hermitage, TN         Nashville, TN
                                 Tennessee
  Sale Date                                         April, 2002           January, 1999
  Sale Price ($)                                    $28,700,000           $17,420,000
  Net Rentable Area (SF)         198,560            360,144               259,776
  Number of Units                248                348                   288
  Price Per Unit                                    $82,471               $60,486
  Year Built                     1972               2001                  1998
  Land Area (Acre)               19,1600            31,1500               13,4800
VALUE ADJUSTMENTS                     DESCRIPTION    DESCRIPTION   ADJ.   DESCRIPTION    ADJ.
  Property Rights Conveyed       Fee Simple Estate  Fee Simple       0%   Fee Simple      0%
                                                    Estate                Estate
  Financing                                         Cash To Seller   0%   Cash To Seller  0%
  Conditions of Sale                                Arm's Length     0%   Arm's Length    0%
  Date of Sale (Time)                               04-2002          0%   01-1999        -5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                         $82,471             $57,462

  Location                                          Comparable       0%   Comparable      0%
  Number of Units                248                348              0%   288             0%
  Quality / Appeal               Good               Superior       -15%   Superior      -15%
  Age / Condition                1972               2001 / Good    -20%   1998 / Good   -20%
  Occupancy at Sale              95%                94%              0%   95%             0%
  Amenities                      Good               Comparable       0%   Comparable      0%
  Average Unit Size (SF)         801                1,035          -15%   902             0%
PHYSICAL ADJUSTMENT                                                -50%                 -35%
FINAL ADJUSTED VALUE ($/UNIT)                              $41,236              $37,350

       DESCRIPTION                    COMPARABLE            COMPARABLE              COMPARABLE
                                        I - 3                  I - 4                   I - 5
----------------------------------------------------------------------------------------------------------
  Property Name                    Hermitage Gardens     Berkley Ridge         Waterford landing Hermitage
                                                         (Summittree)

  Address                          4701 Old Hickory      308 Plus Park         5901 Old Hickory Blvd
                                   Blvd                  Blvd

  City                             Nashville, TN         Nashville, TN         Hermitage, TN
  Sale Date                        October, 2001         June, 2001            June, 2002
  Sale Price ($)                   $1,300,000            $6,550,000            $10,200,000
  Net Rentable Area (SF)           66,868                227,408               200,008
  Number of Units                  73                    244                   184
  Price Per Unit                   $17,808               $26,844               $55,435
  Year Built                       1962                  1972                  1998
  Land Area (Acre)                 3,0300                18,1100               14,9600
VALUE ADJUSTMENTS                  DESCRIPTION     ADJ.  DESCRIPTION    ADJ.   DESCRIPTION      ADJ.
----------------------------------------------------------------------------------------------------------
  Property Rights Conveyed         Fee Simple       0%   Fee Simple       0%   Fee Simple        0%
                                   Estate                Estate                Estate
  Financing                        Cash To Seller   0%   Cash To Seller   0%   Cash To Seller    0%
  Conditions of Sale               Arm's Length     0%   Arm's Length     0%   Arm's Length      0%
  Date of Sale (Time)              10-2001          0%   06-2001          0%   06-2002           0%
VALUE AFTER TRANS. ADJUST.              $17,808           $26,844               $55,435
  ($/UNIT)
----------------------------------------------------------------------------------------------------------
  Location                         Inferior         15%  Comparable       0%   Comparable        0%
  Number of Units                  73               20%  244              0%   184               0%
  Quality / Appeal                 Inferior         25%  Inferior        25%   Superior         -5%
  Age / Condition                  1962 / Fair      20%  1972 / Average   0%   1998 / Average  -20%
  Occupancy at Sale                90%               0%  90%              0%   94%              10%
  Amenities                        Inferior         25%  Inferior        20%   Comparable        0%
  Average Unit Size (SF)           916               0%  932              0%   1,087           -15%
PHYSICAL ADJUSTMENT                                105%                  45%                   -30%
FINAL ADJUSTED VALUE ($/UNIT)           $36,507           $38,924               $38,804

SUMMARY

VALUE RANGE (PER UNIT)         $36,507          TO       $41,236
MEAN (PER UNIT)                $38,564
MEDIAN (PER UNIT)              $38,804
VALUE CONCLUSION (PER UNIT)    $38,500

VALUE INDICATED BY SALES COMPARISON APPROACH             $9,548,000
ROUNDED                                                  $9,500,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
TRAILS, NASHVILLE, TENNESSEE

                             NOI PER UNIT COMPARISON

                                   SALE PRICE                         NOI/        SUBJECT NOI
COMPARABLE       NO. OF            ----------                      ----------    -------------    ADJUSTMENT          INDICATED
    NO.          UNITS             PRICE/UNIT       OAR             NOI/UNIT     SUBJ. NOI/UNIT     FACTOR            VALUE/UNIT
--------------------------------------------------------------------------------------------------------------------------------
   I-1             348             $28,700,000       9.48%         $2,721,100      $875,314           0.451           $   37,226
                                   $    82,471                     $    7,819      $  3,529
   I-2             288             $17,420,000       8.89%         $1,548,872      $875,314           0.656           $   39,696
                                   $    60,486                     $    5,378      $  3,529
   I-3              73             $ 1,300,000       9.80%         $  127,350      $875,314           2.023           $   36,029
                                   $    17,808                     $    1,745      $  3,529
   I-4             244             $ 6,550,000       8.77%         $  574,350      $875,314           1.499           $   40,251
                                   $    26,844                     $    2,354      $  3,529
   I-5             184             $10,200,000       9.75%         $  994,400      $875,314           0.653           $   36,204
                                   $    55,435                     $    5,404      $  3,529

                                   PRICE/UNIT

  Low            High                Average       Median
$36,029         $40,251            $    37,881    $37,226

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                           $   38,000
Number of Units                                           248

                                                   ----------
Value Based on NOI Analysis                        $9,424,000
                                         Rounded   $9,400,000

The adjusted sales indicate a range of value between $36,029 and $40,251 per unit, with an average of $37,881 per unit. Based on the subject's competitive position within the improved sales, a value of $38,000 per unit is estimated. This indicates an "as is" market value of $9,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
TRAILS, NASHVILLE, TENNESSEE

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                 SALE PRICE
COMPARABLE          NO. OF       -----------      EFFECTIVE           OPERATING                  SUBJECT
    NO.             UNITS        PRICE/UNIT      GROSS INCOME          EXPENSE        OER     PROJECTED OER       EGIM
----------------------------------------------------------------------------------------------------------------------
   I-1               348         $28,700,000      $4,849,310          $2,128,210     43.89%                       5.92
                                 $    82,471
   I-2               288         $17,420,000      $2,616,072          $1,067,200     40.79%                       6.66
                                 $    60,486
   I-3                73         $ 1,300,000      $  280,000          $  152,650     54.52%       46.72%          4.64
                                 $    17,808
   I-4               244         $ 6,550,000      $1,245,784          $  671,434     53.90%                       5.26
                                 $    26,844
   I-5               184         $10,200,000      $1,825,263          $  830,863     45.52%                       5.59
                                 $    55,435

                                      EGIM

Low           High      Average     Median
4.64          6.66        5.61       5.59

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                               5.40
Subject EGI                                           $1,759,362

                                                      ----------
Value Based on EGIM Analysis                          $9,500,553
                                    Rounded           $9,500,000

                   Value Per Unit                     $   38,306

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 46.72% before reserves. The comparable sales indicate a range of expense ratios from 40.79% to 54.52%, while their EGIMs range from 4.64 to 6.66. Overall, we conclude to an EGIM of 5.40, which results in an "as is" value estimate in the EGIM Analysis of $9,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,500,000.

Price Per Unit                  $9,500,000
NOI Per Unit                    $9,400,000
EGIM Analysis                   $9,500,000

Sales Comparison Conclusion     $9,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
TRAILS, NASHVILLE, TENNESSEE

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
TRAILS, NASHVILLE, TENNESSEE

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                  Average
                          Unit Area        ---------------------
  Unit Type               (Sq. Ft.)        Per Unit        Per Sf    %Occupied
------------------------------------------------------------------------------
1Br/1Ba - 1A10               521             $498           $0.96      100.0%
1Br/1Ba - 1B10               631             $529           $0.84       90.6%
1Br/1Ba - 1C10               767             $544           $0.71       96.9%
1Br/1Ba - 1D10               806             $577           $0.72       96.9%
2Br/1Ba - 2A10               933             $634           $0.68       97.5%
2Br/2Ba - 2B20              1036             $664           $0.64       94.6%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
TRAILS, NASHVILLE, TENNESSEE

                                  RENT ANALYSIS

                                                                           COMPARABLE RENTS
                                                            ---------------------------------------------------
                                                               R-1       R-2       R-3      R-4        R-5
                                                            ---------------------------------------------------
                                                                       Spinnaker  Oakwell             Park At
                                                            Polo Park     Cove     Farms   The Lakes  Hermitage
                                                            ---------------------------------------------------
                                          SUBJECT  SUBJECT                   COMPARISON TO SUBJECT
                           SUBJECT UNIT   ACTUAL   ASKING   ---------------------------------------------------
    DESCRIPTION               TYPE         RENT     RENT     Superior   Similar    Similar  Superior  Superior
---------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba -1A10    $ 498   $  497               $  767                         $ 619
Unit Area (SF)                               521      521                  832                           684
Monthly Rent Per Sq. Ft.                   $0.96   $ 0.95               $ 0.92                         $0.90

Monthly Rent              1Br/1Ba -1B10    $ 529   $  512
Unit Area (SF)                               631      631
Monthly Rent Per Sq. Ft.                   $0.84   $ 0.81

Monthly Rent              1Br/1Ba - 1C10   $ 544   $  527
Unit Area (SF)                               767      767
Monthly Rent Per Sq. Ft.                   $0.71   $ 0.69

Monthly Rent              1Br/1Ba - 1D10   $ 577   $  556     $ 576                $  602   $  584
Unit Area (SF)                               806      806       657                   661      750
Monthly Rent Per Sq. Ft.                   $0.72   $ 0.69     $0.88                $ 0.91   $ 0.78

Monthly Rent              2Br/1Ba -2A10    $ 634   $  611                          $  789   $  697
Unit Area (SF)                               933      933                             963      950
Monthly Rent Per Sq. Ft.                   $0.68   $ 0.65                          $ 0.82   $ 0.73

Monthly Rent              2Br/2Ba - 2B20   $ 664   $  667     $ 987     $  909     $1,010   $  849
Unit Area (SF)                             1,036    1,036       987      1,289      1,300    1,250
Monthly Rent Per Sq. Ft.                   $0.64   $ 0.64     $1.00     $ 0.71     $ 0.78   $ 0.68

    DESCRIPTION                  MIN      MAX    MEDIAN     AVERAGE
------------------------------------------------------------------
Monthly Rent                    $ 619   $  767   $  693     $  693
Unit Area (SF)                    684      832      758        758
Monthly Rent Per Sq. Ft.        $0.90   $ 0.92   $ 0.91     $ 0.91

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                    $ 576   $  602   $  584     $  587
Unit Area (SF)                    657      750      661        689
Monthly Rent Per Sq. Ft.        $0.78   $ 0.91   $ 0.88     $ 0.86

Monthly Rent                    $ 697   $  789   $  743     $  743
Unit Area (SF)                    950      963      957        957
Monthly Rent Per Sq. Ft.        $0.73   $ 0.82   $ 0.78     $ 0.78

Monthly Rent                    $ 849   $1,010   $  948     $  939
Unit Area (SF)                    987    1,300    1,270      1,207
Monthly Rent Per Sq. Ft.        $0.68   $ 1.00   $ 0.74     $ 0.79

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                Market Rent
                                         Unit Area       ------------------------           Monthly           Annual
  Unit Type        Number of Units       (Sq. Ft.)       Per Unit          Per SF           Income            Income
----------------------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10          24                  521            $500             $0.96           $ 12,000        $  144,000
1Br/1Ba - 1B10          64                  631            $530             $0.84           $ 33,920        $  407,040
1Br/1Ba - 1C10          32                  767            $545             $0.71           $ 17,440        $  209,280
1Br/1Ba - 1D10          32                  806            $580             $0.72           $ 18,560        $  222,720
2Br/1Ba - 2A10          40                  933            $640             $0.69           $ 25,600        $  307,200
2Br/2Ba - 2B20          56                1,036            $665             $0.64           $ 37,240        $  446,880
----------------------------------------------------------------------------------------------------------------------
                                                                            Total           $144,760        $1,737,120
                                                                            ==========================================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
TRAILS, NASHVILLE, TENNESSEE

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR     2000      FISCAL YEAR     2001     FISCAL YEAR       2002     FISCAL YEAR       2003
                            --------------------------------------------------------------------------------------------------------
                                      ACTUAL                   ACTUAL                     ACTUAL               MANAGEMENT BUDGET
                            --------------------------------------------------------------------------------------------------------
     DESCRIPTION               TOTAL      PER UNIT      TOTAL       PER UNIT       TOTAL       PER UNIT       TOTAL      PER UNIT
------------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,857,246   $    7,489   $1,901,704   $    7,668   $1,811,009    $    7,302   $1,775,764   $    7,160

  Vacancy                   $   94,548   $      381   $  125,641   $      507   $  103,093    $      416   $   84,000   $      339
  Credit Loss/Concessions   $   23,042   $       93   $   40,124   $      162   $   14,130    $       57   $   14,540   $       59
                            --------------------------------------------------------------------------------------------------------
    Subtotal                $  117,590   $      474   $  165,765   $      668   $  117,223    $      473   $   98,540   $      397
  Laundry Income            $   11,022   $       44   $    7,513   $       30   $    6,859    $       28   $    6,384   $       26
  Garage Revenue            $        0   $        0   $        0   $        0   $        0    $        0   $        0   $        0
  Other Misc. Revenue       $   63,330   $      255   $   81,232   $      328   $  135,448    $      546   $  132,080   $      533
                            --------------------------------------------------------------------------------------------------------
    Subtotal Other Income   $   74,352   $      300   $   88,745   $      358   $  142,307    $      574   $  138,464   $      558

                            --------------------------------------------------------------------------------------------------------
Effective Gross Income      $1,814,008   $    7,315   $1,824,684   $    7,358   $1,836,093    $    7,404   $1,815,688   $    7,321

Operating Expenses
  Taxes                     $  101,124   $      408   $  117,392   $      473   $  131,658    $      531   $  131,650   $      531
  Insurance                 $   33,202   $      134   $   37,629   $      152   $   38,675    $      156   $   42,753   $      172
  Utilities                 $  130,813   $      527   $  132,257   $      533   $  143,760    $      580   $  140,160   $      565
  Repair & Maintenance      $   58,946   $      238   $   57,784   $      233   $   38,902    $      157   $   58,465   $      236
  Cleaning                  $        0   $        0   $        0   $        0   $        0    $        0   $        0   $        0
  Landscaping               $   53,229   $      215   $   50,222   $      203   $   52,129    $      210   $   48,636   $      196
  Security                  $        0   $        0   $        0   $        0   $        0    $        0   $        0   $        0
  Marketing & Leasing       $   39,477   $      159   $   27,422   $      111   $   14,972    $       60   $   16,240   $       65
  General Administrative    $  181,702   $      733   $  216,493   $      873   $  212,415    $      857   $  204,108   $      823
  Management                $   91,163   $      368   $   89,134   $      359   $   92,075    $      371   $   90,059   $      363
  Miscellaneous             $        0   $        0   $        0   $        0   $        0    $        0   $        0   $        0

                            --------------------------------------------------------------------------------------------------------
Total Operating Expenses    $  689,656   $    2,781   $  728,333   $    2,937   $  724,586    $    2,922   $  732,071   $    2,952

  Reserves                  $        0   $        0   $        0   $        0   $        0    $        0   $        0   $        0

                            --------------------------------------------------------------------------------------------------------
Net Income                  $1,124,352   $    4,534   $1,096,351   $    4,421   $1,111,507    $    4,482   $1,083,617   $    4,369

                                ANNUALIZED      2003
                               ----------------------
                                     PROJECTION                     AAA PROJECTION
                               ------------------------------------------------------------
     DESCRIPTION                   TOTAL      PER UNIT      TOTAL       PER UNIT       %
-------------------------------------------------------------------------------------------
Revenues
  Rental Income                 $1,733,528   $    6,990   $1,737,120   $    7,005     100.0%

  Vacancy                       $  102,024   $      411   $  104,227   $      420       6.0%
  Credit Loss/Concessions       $   20,580   $       83   $   17,371   $       70       1.0%
                            ---------------------------------------------------------------
    Subtotal                    $  122,604   $      494   $  121,598   $      490       7.0%

  Laundry Income                $   15,952   $       64   $    7,440   $       30       0.4%
  Garage Revenue                $        0   $        0   $        0   $        0       0.0%
  Other Misc. Revenue           $  134,780   $      543   $  136,400   $      550       7.9%
                            ---------------------------------------------------------------
    Subtotal Other Income       $  150,732   $      608   $  143,840   $      580       8.3%

                            ---------------------------------------------------------------
Effective Gross Income          $1,761,656   $    7,103   $1,759,362   $    7,094       100%

Operating Expenses
  Taxes                         $  131,648   $      531   $  136,400   $      550       7.8%
  Insurance                     $   50,476   $      204   $   43,400   $      175       2.5%
  Utilities                     $  161,800   $      652   $  155,000   $      625       8.8%
  Repair & Maintenance          $  116,100   $      468   $   99,200   $      400       5.6%
  Cleaning                      $        0   $        0   $        0   $        0       0.0%
  Landscaping                   $   66,316   $      267   $   62,000   $      250       3.5%
  Security                      $        0   $        0   $        0   $        0       0.0%
  Marketing & Leasing           $   29,804   $      120   $   27,280   $      110       1.6%
  General Administrative        $  226,280   $      912   $  210,800   $      850      12.0%
  Management                    $   87,536   $      353   $   87,968   $      355       5.0%
  Miscellaneous                 $        0   $        0   $        0   $        0       0.0%

                            ---------------------------------------------------------------
Total Operating Expenses        $  869,960   $    3,508   $  822,048   $    3,315      46.7%

  Reserves                      $        0   $        0   $   62,000   $      250       7.5%

                            ---------------------------------------------------------------
Net Income                      $  891,696   $    3,596   $  875,314   $    3,529      49.8%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
TRAILS, NASHVILLE, TENNESSEE

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                     CAPITALIZATION RATES
                  ---------------------------------------------------------------
                          GOING-IN                                 TERMINAL
                  ---------------------------------------------------------------
                  LOW                HIGH                    LOW             HIGH
---------------------------------------------------------------------------------
RANGE            6.00%              10.00%                  7.00%           10.00%
AVERAGE                    8.14%                                    8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
TRAILS, NASHVILLE, TENNESSEE

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE        OCCUP.       PRICE/UNIT             OAR
--------------------------------------------------------------------------
  I-1              Apr-02          94%           $82,471             9.48%
  I-2              Jan-99          95%           $60,486             8.89%
  I-3              Oct-01          90%           $17,808             9.80%
  I-4              Jun-01          90%           $26,844             8.77%
  I-5              Jun-02          94%           $55,435             9.75%
                                                 ------------------------
                                                          High       9.80%
                                                 ------------------------
                                                           Low       8.77%
                                                 ------------------------
                                                       Average       9.34%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $9,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
TRAILS, NASHVILLE, TENNESSEE

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
TRAILS, NASHVILLE, TENNESSEE

DISCOUNTED CASH FLOW ANALYSIS

                                     TRAILS

           YEAR                            APR-2004         APR-2005         APR-2006         APR-2007         APR-2008
       FISCAL YEAR                            1                 2                3               4                5
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                               $1,737,120       $1,789,234       $1,842,911       $1,898,198       $1,955,144

  Vacancy                                 $  104,227       $  107,354       $  110,575       $  113,892       $  117,309
  Credit Loss                             $   17,371       $   17,892       $   18,429       $   18,982       $   19,551
  Concessions                             $        0       $        0       $        0       $        0       $        0
                                          ------------------------------------------------------------------------------
    Subtotal                              $  121,598       $  125,246       $  129,004       $  132,874       $  136,860

  Laundry Income                          $    7,440       $    7,663       $    7,893       $    8,130       $    8,374
  Garage Revenue                          $        0       $        0       $        0       $        0       $        0
  Other Misc. Revenue                     $  136,400       $  140,492       $  144,707       $  149,048       $  153,519
                                          ------------------------------------------------------------------------------
    Subtotal Other Income                 $  143,840       $  148,155       $  152,600       $  157,178       $  161,893

                                          ------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                    $1,759,362       $1,812,142       $1,866,507       $1,922,502       $1,980,177

OPERATING EXPENSES:
  Taxes                                   $  136,400       $  140,492       $  144,707       $  149,048       $  153,519
  Insurance                               $   43,400       $   44,702       $   46,043       $   47,424       $   48,847
  Utilities                               $  155,000       $  159,650       $  164,440       $  169,373       $  174,454
  Repair & Maintenance                    $   99,200       $  102,176       $  105,241       $  108,399       $  111,650
  Cleaning                                $        0       $        0       $        0       $        0       $        0
  Landscaping                             $   62,000       $   63,860       $   65,776       $   67,749       $   69,782
  Security                                $        0       $        0       $        0       $        0       $        0
  Marketing & Leasing                     $   27,280       $   28,098       $   28,941       $   29,810       $   30,704
  General Administrative                  $  210,800       $  217,124       $  223,638       $  230,347       $  237,257
  Management                              $   87,968       $   90,607       $   93,325       $   96,125       $   99,009
  Miscellaneous                           $        0       $        0       $        0       $        0       $        0

                                          ------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                  $  822,048       $  846,710       $  872,111       $  898,274       $  925,222

  Reserves                                $   62,000       $   63,860       $   65,776       $   67,749       $   69,782

                                          ------------------------------------------------------------------------------
NET OPERATING INCOME                      $  875,314       $  901,573       $  928,620       $  956,479       $  985,173
                                          ------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)            46.7%            46.7%            46.7%            46.7%            46.7%
  Operating Expense Per Unit              $    3,315       $    3,414       $    3,517       $    3,622       $    3,731

           YEAR                        APR-2009       APR-2010         APR-2011         APR-2012         APR-2013         APR-2014
       FISCAL YEAR                        6              7                 8               9                10               11
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,013,798     $2,074,212       $2,136,438       $2,200,532       $2,266,548       $2,334,544

  Vacancy                             $  120,828     $  124,453       $  128,186       $  132,032       $  135,993       $  140,073
  Credit Loss                         $   20,138     $   20,742       $   21,364       $   22,005       $   22,665       $   23,345
  Concessions                         $        0     $        0       $        0       $        0       $        0       $        0
                                      ---------------------------------------------------------------------------------------------
    Subtotal                          $  140,966     $  145,195       $  149,551       $  154,037       $  158,658       $  163,418

  Laundry Income                      $    8,625     $    8,884       $    9,150       $    9,425       $    9,708       $    9,999
  Garage Revenue                      $        0     $        0       $        0       $        0       $        0       $        0
  Other Misc. Revenue                 $  158,125     $  162,869       $  167,755       $  172,787       $  177,971       $  183,310
                                      ---------------------------------------------------------------------------------------------
    Subtotal Other Income             $  166,750     $  171,752       $  176,905       $  182,212       $  187,679       $  193,309

                                      ---------------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,039,582     $2,100,770       $2,163,793       $2,228,707       $2,295,568       $2,364,435

OPERATING EXPENSES:
  Taxes                               $  158,125     $  162,869       $  167,755       $  172,787       $  177,971       $  183,310
  Insurance                           $   50,312     $   51,822       $   53,377       $   54,978       $   56,627       $   58,326
  Utilities                           $  179,687     $  185,078       $  190,630       $  196,349       $  202,240       $  208,307
  Repair & Maintenance                $  115,000     $  118,450       $  122,003       $  125,664       $  129,433       $  133,317
  Cleaning                            $        0     $        0       $        0       $        0       $        0       $        0
  Landscaping                         $   71,875     $   74,031       $   76,252       $   78,540       $   80,896       $   83,323
  Security                            $        0     $        0       $        0       $        0       $        0       $        0
  Marketing & Leasing                 $   31,625     $   32,574       $   33,551       $   34,557       $   35,594       $   36,662
  General Administrative              $  244,375     $  251,706       $  259,257       $  267,035       $  275,046       $  283,298
  Management                          $  101,979     $  105,038       $  108,190       $  111,435       $  114,778       $  118,222
  Miscellaneous                       $        0     $        0       $        0       $        0       $        0       $        0

                                      ---------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  952,979     $  981,568       $1,011,015       $1,041,346       $1,072,586       $1,104,764

  Reserves                            $   71,875     $   74,031       $   76,252       $   78,540       $   80,896       $   83,323

                                      ---------------------------------------------------------------------------------------------
NET OPERATING INCOME                  $1,014,728     $1,045,170       $1,076,525       $1,108,821       $1,142,086       $1,176,348
                                      ---------------------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)        46.7%          46.7%            46.7%            46.7%            46.7%            46.7%
  Operating Expense Per Unit          $    3,843     $    3,958       $    4,077       $    4,199       $    4,325       $    4,455

Estimated Stabilized NOI   $875,314
Months to Stabilized              3
Stabilized Occupancy           94.0%
Sales Expense Rate             2.00%
Discount Rate                 12.00%
Terminal Cap Rate             10.50%

                              "DCF" Value Analysis

Gross Residual Sale Price       $11,203,316
 Less: Sales Expense            $   224,066
                                -----------
Net Residual Sale Price         $10,979,250
PV of Reversion                 $ 3,535,025
Add: NPV of NOI                 $ 5,855,515
                                -----------
PV Total                        $ 9,390,540
Deferred Maintenance            $         0
Add: Excess Land                $         0
Other Adjustments               $         0
                                -----------
Value Indicated By "DCF"        $ 9,390,540
           Rounded              $ 9,400,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                                  DISCOUNT RATE
                                ----------------------------------------------------------------------------------
        TOTAL VALUE                11.50%            11.75%          12.00%          12.25%              12.50%
------------------------------------------------------------------------------------------------------------------
TERMINAL           10.00%         $9,874,850        $9,719,406      $9,567,291      $9,418,422          $9,272,719
CAP RATE           10.25%         $9,780,176        $9,626,829      $9,476,760      $9,329,887          $9,186,132
                   10.50%         $9,690,011        $9,538,661      $9,390,540      $9,245,568          $9,103,668
                   10.75%         $9,604,039        $9,454,593      $9,308,330      $9,165,171          $9,025,040
                   11.00%         $9,521,975        $9,374,347      $9,229,857      $9,088,428          $8,949,985

AMERICAN APPRAISAL ASSOCIATES, INC.     INCOME CAPITALIZATION APPROACH  PAGE 34
TRAILS, NASHVILLE, TENNESSEE

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
TRAILS, NASHVILLE, TENNESSEE

                                     TRAILS

                                                                        TOTAL          PER SQ. FT.      PER UNIT         %OF EGI
--------------------------------------------------------------------------------------------------------------------------------
REVENUE
           Base Rent                                                 $1,737,120          $ 8.75          $ 7,005

           Less: Vacancy & Collection Loss            7.00%          $  121,598          $ 0.61          $   490

           Plus: Other Income
             Laundry Income                                          $    7,440          $ 0.04          $    30           0.42%
             Garage Revenue                                          $        0          $ 0.00          $     0           0.00%
             Other Misc. Revenue                                     $  136,400          $ 0.69          $   550           7.75%
                                                                     ----------------------------------------------------------
                Subtotal Other Income                                $  143,840          $ 0.72          $   580           8.18%

EFFECTIVE GROSS INCOME                                               $1,759,362          $ 8.86          $ 7,094

OPERATING EXPENSES:
           Taxes                                                     $  136,400          $ 0.69          $   550           7.75%
           Insurance                                                 $   43,400          $ 0.22          $   175           2.47%
           Utilities                                                 $  155,000          $ 0.78          $   625           8.81%
           Repair & Maintenance                                      $   99,200          $ 0.50          $   400           5.64%
           Cleaning                                                  $        0          $ 0.00          $     0           0.00%
           Landscaping                                               $   62,000          $ 0.31          $   250           3.52%
           Security                                                  $        0          $ 0.00          $     0           0.00%
           Marketing & Leasing                                       $   27,280          $ 0.14          $   110           1.55%
           General Administrative                                    $  210,800          $ 1.06          $   850          11.98%
           Management                                 5.00%          $   87,968          $ 0.44          $   355           5.00%
           Miscellaneous                                             $        0          $ 0.00          $     0           0.00%

TOTAL OPERATING EXPENSES                                             $  822,048          $ 4.14          $ 3,315          46.72%

           Reserves                                                  $   62,000          $ 0.31          $   250           3.52%

                                                                     ----------------------------------------------------------
NET OPERATING INCOME                                                 $  875,314          $ 4.41          $ 3,529          49.75%

           "GOING IN" CAPITALIZATION RATE                                  9.50%

           VALUE INDICATION                                          $9,213,827          $46.40          $37,153

           "AS IS" VALUE INDICATION
                 (DIRECT CAPITALIZATION APPROACH)                    $9,213,827

                                          ROUNDED                    $9,200,000          $46.33          $37,097

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 36
TRAILS, NASHVILLE, TENNESSEE

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE                      VALUE                ROUNDED                 $/UNIT               $/SF
-----------------------------------------------------------------------------------------------------
  8.75%                   $10,003,583             $10,000,000              $40,323             $50.36
  9.00%                   $ 9,725,706             $ 9,700,000              $39,113             $48.85
  9.25%                   $ 9,462,849             $ 9,500,000              $38,306             $47.84
  9.50%                   $ 9,213,827             $ 9,200,000              $37,097             $46.33
  9.75%                   $ 8,977,575             $ 9,000,000              $36,290             $45.33
 10.00%                   $ 8,753,135             $ 8,800,000              $35,484             $44.32
 10.25%                   $ 8,539,644             $ 8,500,000              $34,274             $42.81

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis       $9,400,000
Direct Capitalization Method        $9,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION PAGE 37
TRAILS, NASHVILLE, TENNESSEE

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

     Cost Approach                   Not Utilized
Sales Comparison Approach             $9,500,000
Income Approach                       $9,400,000
Reconciled Value                      $9,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 5, 2003 the market value of the fee simple estate in the property is:

                                   $9,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
TRAILS, NASHVILLE, TENNESSEE

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TRAILS, NASHVILLE, TENNESSEE

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
TRAILS, NASHVILLE, TENNESSEE

                              SUBJECT PHOTOGRAPHS

  [PICTURE]                                            [PICTURE]

UNIT TYPE FACADE                                        UNIT TYPE

  [PICTURE]                                            [PICTURE]

  BEDROOM                                               BEDROOM

  [PICTURE]                                            [PICTURE]

KITCHEN AREA                                        LIVING ROOM AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
TRAILS, NASHVILLE, TENNESSEE

                              SUBJECT PHOTOGRAPHS

    [PICTURE]                                            [PICTURE]

       POOL                                             LAUNDRY ROOM

    [PICTURE]                                            [PICTURE]

SITE IMPROVEMENTS                                       MAIN ENTRANCE

    [PICTURE]                                            [PICTURE]

TRAILS CIRCLE -SOUTH                                  TRAILS CIRCLE-NORTH

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TRAILS, NASHVILLE, TENNESSEE

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TRAILS, NASHVILLE, TENNESSEE

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

COMPARABLE I-1              COMPARABLE I-2                   COMPARABLE I-3
  ALTA LAKE                   COLONNADE                    HERMITAGE GARDENS
3960 Bell Road             4100 Central Pike             4701 Old Hickory Blvd
Hermitage, TN                Nashville, TN                   Nashville, TN

  [PICTURE]                  [PICTURE]                         [PICTURE]

     COMPARABLE I-4                COMPARABLE I-5
BERKLEY RIDGE (SUMMITTREE)    WATERFORD LANDING HERMITAGE
   308 Plus Park Blvd            5901 Old Hickory Blvd
    Nashville, TN                 Hermitage, TN

      [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TRAILS, NASHVILLE, TENNESSEE

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                     COMPARABLE
   DESCRIPTION                                          SUBJECT                                          R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Trails                                           Polo Park
  Management Company              AIMCO                                            Sentinel Real Estate
LOCATION:
  Address                         100 Trails Circle                                100 Jackson Downs Blvd
  City, State                     Nashville, Tennessee                             Nashville, TN
  County                          Davidson                                         Davidosn
  Proximity to Subject                                                             Approx. 3 miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          198,560                                          271,744
  Year Built                      1972                                             1987
  Effective Age                   25                                               16
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open, Carport/Garage
  Number of Units                 248                                              386
  Unit Mix:                             Type            Unit    Qty.    Mo. Rent      Type           Unit       Qty           MO
                                  1  1Br/1Ba-1A10        521     24       $498     4  1Br/1Ba        657        266           $576
                                  2  1Br/1Ba-1B10        631     64       $529     6  2Br/2Ba        987        120           $987
                                  3  1Br/1Ba - 1C10      767     32       $544
                                  4  1Br/1Ba - 1D10      806     32       $577
                                  5  2Br/1Ba-2A10        933     40       $634
                                  6  2Br/2Ba - 2B20    1,036     56       $664
  Average Unit Size (SF)          801                                              760
  Unit Breakdown:                    Efficiency          0%    2-Bedroom      39%     Efficiency        0%     2-Bedroom      31%
                                     1-Bedroom          61%    3-Bedroom       0%     1-Bedroom        69%     3-Bedroom       0%
CONDITION:                        Good                                             Good
APPEAL:                           Average                                          Good
AMENITIES:
  Unit Amenities                       Attach. Garage           Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                    X  Balcony             X    W/D Connection          Balcony             X   W/D Connection
                                    X  Fireplace                Other                X  Fireplace           X   Other
                                    X  Cable TV Ready                                X  Cable TV Ready          Storage & Playground
  Project Amenities                 X  Swimming Pool                                 X  Swimming Pool
                                       Spa/Jacuzzi              Car Wash             X  Spa/Jacuzzi             Car Wash
                                       Basketball Court    X    BBQ Equipment           Basketball Court        BBQ Equipment
                                       Volleyball Court         Theater Room            Volleyball Court        Theater Room
                                    X  Sand Volley Ball    X    Meeting Hall            Sand Volley Ball    X   Meeting Hall
                                    X  Tennis Court             Secured Parking         Tennis Court            Secured Parking
                                       Racquet Ball        X    Laundry Room         X  Racquet Ball        X   Laundry Room
                                       Jogging Track       X    Business Office         Jogging Track           Business Office
                                    X  Gym Room                                      X  Gym Room

OCCUPANCY:                        95%                                              98%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                   6 to 12 months
  Concessions                     1.0 to 1.5 month off selected units              1 month
  Pet Deposit                     $300 Fee/$20Mnth                                 No Pets
  Utilities Paid by Tenant:         X  Electric                 Natural Gas          X  Electric                Natural Gas
                                    X  Water                    Trash                X  Water                   Trash
  Confirmation                    Cindy Payne/Property Manager                     Laura Owens/Property Manager
  Telephone Number                615.889.4800                                     615.889.9210
NOTES:                                                                             None
  COMPARISON TO SUBJECT:                                                           SUPERIOR

                                                    COMPARABLE                                       COMPARABLE
  DESCRIPTION                                          R - 2                                           R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Spinnaker Cove                                   Oakwell Farms
  Management Company              Equity Residential                               America First Properties
LOCATION:
  Address                         100 Arbor Lake Blvd                              1800 Oakwell Farms Lane
  City, State                     Hermitage, TN                                    Hermitage, TN
  County                          Davidson                                         Davidson
  Proximity to Subject            Approx. 1.8 miles northeast of subject           Approx. 1.4 miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          266,880                                          330,372
  Year Built                      1986                                             1987
  Effective Age                   17                                               16
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 278                                              414
  Unit Mix:                          Type             Unit        Qty.       Mo.       Type           Unit       Qty.         Mo.
                                  1  1Br/1Ba            832       176       $767   4  1Br/1Ba          661       244        $  602
                                  7  2Br/2Ba          1,101        58       $789   5  2Br/2Ba          963       154        $  789
                                  6  3Br/2Ba          1,289        44       $909   6  3Br/2Ba        1,300        16        $1,010
  Average Unit Size (SF)          960                                              798
  Unit Breakdown:                    Efficiency        0%    2-Bedroom      21%       Efficiency        0%    2-Bedroom       37%
                                     1-Bedroom        63%    3-Bedroom      16%       1-Bedroom        59%    3-Bedroom        4%
CONDITION:                        Good                                             Good
APPEAL:                           Good                                             Good
AMENITIES:
  Unit Amenities                       Attach. Garage        Vaulted Ceiling            Attach. Garage         Vaulted Ceiling
                                       Balcony            X  W/D Connection             Balcony             X  W/D Connection
                                    X  Fireplace          X  Other                   X  Fireplace           X  Other
                                    X  Cable TV Ready        Boat Storage            X  Cable TV Ready         Storage
  Project Amenities                 X  Swimming Pool                                 X  Swimming Pool
                                    X  Spa/Jacuzzi           Car Wash                X  Spa/Jacuzzi            Car Wash
                                       Basketball Court   X  BBQ Equipment              Basketball Court    X  BBQ Equipment
                                       Volleyball Court      Theater Room               Volleyball Court       Theater Room
                                       Sand Volley Ball   X  Meeting Hall               Sand Volley Ball    X  Meeting Hall
                                    X  Tennis Court          Secured Parking         X  Tennis Court           Secured Parking
                                       Racquet Ball       X  Laundry Room               Racquet Ball        X  Laundry Room
                                       Jogging Track         Business Office            Jogging Track          Business Office
                                    X  Gym Room                                      X  Gym Room

OCCUPANCY:                        93%                                              96%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                   6 to 12 months
  Concessions                     Reduce rates on selected units                   $99 Deposit
  Pet Deposit                     $200                                             $250
  Utilities Paid by Tenant:         X  Electric              Natural Gas             X  Electric               Natural Gas
                                    X  Water                 Trash                      Water                  Trash
  Confirmation                    Elaine Yates/Property Manager                    Lori Kougler/Property Manager
  Telephone Number                615.889.7117                                     615.885.0300
NOTES:                            None                                             None

  COMPARISON TO SUBJECT:          Similar                                          Similar

                                                    COMPARABLE                                        COMPARABLE
  DESCRIPTION                                         R - 4                                             R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Lakes                                        Park at Hermitage
  Management Company              Brookside Properties                             Mid-America
LOCATION:
  Address                         100 Lincoya Bay Drive                            5900 Old Hickory Blvd
  City, State                     Nashville, TN                                    Hermitage, TN
  County                          Davidson                                         Davidson
  Proximity to Subject            Approx. 0.3 miles south of  subject              Approx. 2 miles northeast of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          235,264                                          392,480
  Year Built                      1985                                             1986
  Effective Age                   13                                               17
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 256                                              440
  Unit Mix:                           Type            Unit      Qty.       Mo.        Type            Unit       Qty.         Mo.
                                  4  1Br/1Ba           750       88       $584     1  1Br/1Ba          684        216        $619
                                  5  2Br/2Ba           950      136       $697     7  2Br/2Ba        1,093        224        $743
                                  6  3Br/2.5Ba       1,250       32       $849
  Average Unit Size (SF)          919                                              892
  Unit Breakdown:                    Efficiency        0%    2-Bedroom       53%      Efficiency        0%    2-Bedroom      51%
                                     1-Bedroom        34%    3-Bedroom       13%      1-Bedroom        49%    3-Bedroom       0%
CONDITION:                        Good                                             Good
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                       Attach. Garage         Vaulted Ceiling           Attach. Garage        Vaulted Ceiling
                                       Balcony             X  W/D Connection            Balcony           X   W/D Connection
                                    X  Fireplace           X  Other                  X  Fireplace         X   Other
                                    X  Cable TV Ready         Storage                X  Cable TV Ready        Storage & Playground
  Project Amenities                 X  Swimming Pool                                 X  Swimming Pool
                                    X  Spa/Jacuzzi            Car Wash                  Spa/Jacuzzi           Car Wash
                                       Basketball Court       BBQ Equipment             Basketball Court      BBQ Equipment
                                       Volleyball Court       Theater Room              Volleyball Court      Theater Room
                                       Sand Volley Ball       Meeting Hall              Sand Volley Ball  X   Meeting Hall
                                    X  Tennis Court           Secured Parking        X  Tennis Court          Secured Parking
                                       Racquet Ball        X  Laundry Room              Racquet Ball      X   Laundry Room
                                       Jogging Track          Business Office           Jogging Track         Business Office
                                    X  Gym Room                                      X  Gym Room

OCCUPANCY:                        91%                                              94%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                   6 to 12 months
  Concessions                     2 mnths free on 14 month lease                   1 month
  Pet Deposit                     $300                                             $100 to $150
  Utilities Paid by Tenant:         X  Electric               Natural Gas            X  Electric              Natural Gas
                                    X  Water                  Trash                  X  Water                 Trash
  Confirmation                    Diana English/Property Manager                   Kim Banks/Property Manager
  Telephone Number                615.889.7400                                     615.883.0209
NOTES:                            None                                             None
  COMPARISON TO SUBJECT:          Superior                                         Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
TRAILS, NASHVILLE, TENNESSEE

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1                 COMPARABLE R-2             COMPARABLE R-3

     POLO PARK                    SPINNAKER COVE              OAKWELL FARMS
100 Jackson Downs Blvd          100 Arbor Lake Blvd      1800 Oakwell Farms Lane
  Nashville, TN                    Hermitage, TN             Hermitage, TN

     [PICTURE]                           [PICTURE]              [PICTURE]

  COMPARABLE R-4                       COMPARABLE R-5

     THE LAKES                       PARK AT HERMITAGE
100 Lincoya Bay Drive              5900 Old Hickory Blvd
   Nashville, TN                       Hermitage, TN

     [PICTURE]                           [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TRAILS, NASHVILLE, TENNESSEE

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TRAILS, NASHVILLE, TENNESSEE

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TRAILS, NASHVILLE, TENNESSEE

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
TRAILS, NASHVILLE, TENNESSEE

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
TRAILS, NASHVILLE, TENNESSEE

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                                       CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Daniel Salcedo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                       -s- Frank Fehribach, MAI
                                       ------------------------
                                           Frank Fehribach, MAI
                                     Managing Principal, Real Estate Group
                                      Tennessee Temporary Practice Permit
                                                  #00053573

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TRAILS, NASHVILLE, TENNESSEE

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TRAILS, NASHVILLE, TENNESSEE

                             FRANK A. FEHRIBACH, MAI

                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

   Valuation                  Mr. Fehribach has experience in valuations for
                              resort hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                              Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

   Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                     University of Texas - Arlington
                                Master of Science - Real Estate
                              University of Dallas
                                Master of Business Administration - Industrial
                              Management
                                Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
TRAILS, NASHVILLE, TENNESSEE

  STATE CERTIFICATIONS        State of Arizona, Certified General Real Estate
                              Appraiser, #30828

                              State of Arkansas, State Certified General
                              Appraiser, #CG1387N

                              State of Colorado, Certified General Appraiser, #CG40000445

                              State of Georgia, Certified General Real Property Appraiser, #218487

                              State of Michigan, Certified General Appraiser, #1201008081

                              State of Texas, Real Estate Salesman License, #407158 (Inactive)

                              State of Texas, State Certified General Real
                              Estate Appraiser, #TX-1323954-G

  PROFESSIONAL                Appraisal Institute, MAI Designated Member


     AFFILIATIONS             Candidate Member of the CCIM Institute pursuing
                              Certified
                              Commercial Investment Member (CCIM) designation

     PUBLICATIONS             "An Analysis of the Determinants of Industrial
                              Property

                                       -authored with Dr. Ronald C. Rutherford
                              and Dr. Mark Eakin, The Journal of Real Estate Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
TRAILS, NASHVILLE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
TRAILS, NASHVILLE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.